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                                                                      EXHIBIT 23





                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements Forms S-8 (No. 33-13723 and No. 33-48011) pertaining to the stock option plan of Carmike Cinemas, Inc., Form S-8 (No. 333-53329) pertaining to Carmike Cinemas, Inc.'s 1998 Class A Stock Option Plan and Form S-4 (No. 333-77333) pertaining to the registration of $200 million of its 9 3/8% Series B Senior Subordinated Notes due 2009 of our report dated February 17, 2000, except for Note 5, as to which the date is April 10, 2000, with respect to the consolidated financial statements and schedule of Carmike Cinemas, Inc. and subsidiaries included in the Annual Report (Form 10-K), for the year ended December 31, 1999.


                                                 /s/ Ernst & Young LLP
                                                 ---------------------


Columbus, Georgia
April 10, 2000